Exhibit 99.1

News Release

For Immediate Release

Novelis Reports Third Quarter Results for Fiscal 2012

Company Continues to Execute on Strategic Plans

•	Net loss of $12 million, up $34 million YoY

•	EBITDA of $213 million, down $25 million YoY

•	Free Cash Flow before Capex of $186 million, up $80 million YoY

•	Liquidity of $857 million

•	Invested $350 million in Asia to purchase minority stake in Korean operations

ATLANTA, February 8, 2012 – Novelis Inc., the world’s leading producer of aluminum rolled products, today reported a net loss attributable to its common shareholder of $12 million for the third quarter of fiscal 2012. Adjusted EBITDA for the quarter was $213 million compared to $238 million for the same period of the previous year.

(in $M)	Q3FY12	Q3FY11	Variance
	12/31/2011	12/31/2010
Net Income (loss)	($12)	($46)	$34
Adjusted EBITDA	$213	$238	($25)

“These are good results, particularly when you consider the market pressures we saw in most of our regions and the fact that this is our seasonally low quarter. Our business model serves as a competitive advantage by reducing our overall exposure in volatile market conditions,” said Phil Martens, Novelis President and Chief Executive Officer. “Our premium product portfolio, long-term customer base and business model are what differentiates us in our industry. As a result of this, our EBITDA per ton was flat versus last year on a 9 percent decline in shipments. Going forward, we are seeing a recovery, particularly in our European segment which was the most negatively impacted in the third quarter. For the full year, we are on par with last year’s record EBITDA results, despite the softer volumes we’ve experienced this year.”

Shipments of aluminum rolled products totaled 648 kilotonnes for the third quarter of fiscal 2012 compared to shipments of 715 kilotonnes in the third quarter of the previous year. This decrease in shipments was primarily a result of customer destocking in Europe due to economic uncertainty and continued weakness in the Company’s electronics business in Asia.

Net sales for the third quarter of fiscal 2012 were $2.5 billion, a decrease of 4 percent compared to the $2.6 billion reported in the same period a year ago, mainly the result of lower shipments and a decrease in average aluminum prices compared to the same period last year.

(in $M)	Q3FY12	Q3FY11
	12/31/2011	12/31/2010
Income/(Loss) Before Income Taxes	($21)	($2)
Significant Items Affecting Comparisons:
Restructuring, net	(1)	(20)
Unrealized gains/(losses) on derivatives	(63)	9
Loss on Extinguishment of Debt	—	(74)
Gain/(Loss) on Sale of Assets	1	(2)
Adjusted Pre-tax Income	$42	$85

The Company reported a pre-tax loss of $21 million for the third quarter of fiscal 2012, compared to a pre-tax loss of $2 million for the same period of fiscal 2011. Excluding restructuring charges, unrealized losses on derivatives and gain on sale of assets, adjusted pre-tax income was $42 million for the third quarter of fiscal 2012.

“Our results this quarter were impacted by softer demand in Europe and Asia, reducing our ability to absorb fixed costs and higher net interest expense as a result of our debt refinancing last year,” said Steve Fisher, Chief Financial Officer for Novelis.

(in $M)	Q3FY12	Q2FY12
	12/31/2011	9/30/2011
Cash and cash equivalents	$436	$286
Overdrafts	(1)	(8)
Gross availability under the ABL facility	422	715
Total Liquidity	$857	$993

For the third quarter of fiscal 2012, Novelis reported solid liquidity of $857 million and free cash flow of $63 million. The decrease in liquidity compared to the previous quarter primarily relates to short-term borrowings used to purchase the 31.2% minority interest in the Company’s Korean operations. “As expected, we continued to generate strong cash flow, in part because of our ability to react quickly in this environment and manage our global inventory position down nearly 60 kilotonnes,” said Fisher. “Free cash flow for the quarter was also robust given we doubled our capital expenditures year-over-year. Going forward, we expect continued strong cash flow generation which will enable us to fund our strategic expansion projects across the globe.”

(in $M)	Q3FY12	Q3FY11
	12/31/2011	12/31/2010
Free Cash Flow	$63	$45
Capex	123	61
Free Cash Flow before Capex	$186	$106

Business Outlook

As a result of market pressures and higher than expected destocking levels in several regions in the third quarter, the Company revised its adjusted EBITDA guidance down slightly to between $1.05-1.08 billion for fiscal 2012. In addition, it reaffirms its fiscal 2012 free cash flow before capital expenditures target of $600-700 million and capital expenditures of approximately $550-600 million primarily focused on its global expansion projects in Brazil, Korea and North America.

Strategic Investments

“Despite the softness we saw in the third quarter, we still believe in the strong long-term growth of the aluminum flat rolled products (FRP) market which is expected to grow 34% over the next 5 years,” said Martens.

“To this end, you will see us continue to take action to ensure we are best positioned to capture this growth going forward. We are committed to our strategy and continue to execute on our global rolling and recycling expansions. In addition, as part of our approach to strengthen our operations and gain control over our assets in Asia, we completed the acquisition of the minority stake in our Korean operations in December, bringing our total ownership to over 99%.”

Quarterly Report on Form 10-Q

The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through December 31, 2011. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.

Third Quarter Fiscal 2012 Earnings Conference Call

Novelis will discuss its third quarter fiscal 2012 results via a live webcast and conference call for investors at 9:00 a.m. ET on Wednesday, February 8, 2012. Participants may access the webcast at https://cc.callinfo.com/r/1uc7nr5yvkdoz. To join by telephone, dial toll-free in North America at 800 736 4610, India toll-free at 0008001007106 or the international toll line at +1 212 231 2921. Access information may also be found at www.novelis.com/investors.

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has nearly 11,000 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.

Non-GAAP Financial Measures

This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.

Forward-Looking Statements

Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward looking statements in this news release include our expectations for free cash flow generation and our projected capital expenditures through the end of the fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; our ability to increase production capacity and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Isabel Janci
+1 404 760 4120	+1 404 760 4164
charles.belbin@novelis.com	isabel.janci@novelis.com

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In millions)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net sales	$2,462	$2,560	$8,455	$7,617

Cost of goods sold (exclusive of depreciation and amortization)	2,224	2,232	7,481	6,628
Selling, general and administrative expenses	95	94	281	272
Depreciation and amortization	79	100	249	307
Research and development expenses	10	9	34	27
Interest expense and amortization of debt issuance costs	74	46	228	125
Interest income	(3)	(4)	(11)	(10)
Loss on early extinguishment of debt	—	74	—	74
Restructuring charges, net	1	20	31	35
Equity in net loss of non-consolidated affiliates	4	5	9	11
Other (income) expense, net	(1)	(14)	(85)	(53)

	2,483	2,562	8,217	7,416

Income (loss) before income taxes	(21)	(2)	238	201
Income tax (benefit) provision	(10)	33	42	104

Net income (loss)	(11)	(35)	196	97
Net income attributable to noncontrolling interests	1	11	26	31

Net income (loss) attributable to our common shareholder	$(12)	$(46)	$170	$66

Novelis Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In millions, except number of shares)

	December 31, 2011	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$436	$311
Accounts receivable, net
— third parties (net of allowances of $4 and $7 as of December 31, 2011 and March 31, 2011, respectively)	1,267	1,480
— related parties	35	28
Inventories	1,091	1,338
Prepaid expenses and other current assets	74	50
Fair value of derivative instruments	89	165
Deferred income tax assets	54	39

Total current assets	3,046	3,411
Property, plant and equipment, net	2,646	2,543
Goodwill	611	611
Intangible assets, net	648	707
Investment in and advances to non–consolidated affiliates	671	743
Fair value of derivative instruments, net of current portion	6	17
Deferred income tax assets	40	52
Other long–term assets
— third parties	167	193
— related parties	16	19

Total assets	$7,851	$8,296

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$22	$21
Short–term borrowings	227	17
Accounts payable
— third parties	992	1,378
— related parties	52	50
Fair value of derivative instruments	97	82
Accrued expenses and other current liabilities	466	568
Deferred income tax liabilities	30	43

Total current liabilities	1,886	2,159
Long–term debt, net of current portion	4,322	4,065
Deferred income tax liabilities	509	552
Accrued postretirement benefits	507	526
Other long–term liabilities	326	359

Total liabilities	7,550	7,661

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2011 and March 31, 2011	—	—
Additional paid–in capital	1,660	1,830
Accumulated deficit	(1,272)	(1,442)
Accumulated other comprehensive (loss) income	(121)	57

Total equity of our common shareholder	267	445
Noncontrolling interests	34	190

Total equity	301	635

Total liabilities and equity	$7,851	$8,296

Novelis Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In millions)

	Nine Months Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$196	$97
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	249	307
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(67)	(58)
Loss on extinguishment of debt	—	74
Deferred income taxes	11	12
Write–off and amortization of fair value adjustments, net	20	8
Equity in net loss of non–consolidated affiliates	9	11
(Gain) loss on foreign exchange remeasurement of debt	16	—
(Gain) loss on sale of assets	1	(11)
Non-cash impairment charges	14	5
Amortization of debt issuance cost	12	6
Other, net	(9)	(8)
Changes in assets and liabilities:
Accounts receivable	152	(37)
Inventories	193	(220)
Accounts payable	(426)	22
Other current assets	(16)	(7)
Other current liabilities	(123)	21
Other noncurrent assets	14	(8)
Other noncurrent liabilities	(41)	4

Net cash provided by operating activities	205	218

INVESTING ACTIVITIES
Capital expenditures	(297)	(132)
Proceeds from sales of assets	11	28
Proceeds from investment in and advances to non–consolidated affiliates, net	1	1
(Outflow) proceeds from related party loans receivable, net	(5)	8
Proceeds from settlement of other undesignated derivative instruments, net	95	81

Net cash (used in) provided by investing activities	(195)	(14)

FINANCING ACTIVITIES
Proceeds from issuance of debt	274	3,985
Principal payments	(16)	(2,486)
Short–term borrowings (payments), net	211	49
Return on capital to our shareholder	—	(1,700)
Dividends, noncontrolling interest	(1)	(18)
Acquisition of noncontrolling interest	(343)	—
Debt issuance costs	(2)	(174)

Net cash provided by (used in) financing activities	123	(344)

Net (decrease) increase in cash and cash equivalents	133	(140)
Effect of exchange rate changes on cash balances held in foreign currencies	(8)	—
Cash and cash equivalents — beginning of period	311	437

Cash and cash equivalents — end of period	$436	$297

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA

Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended		Nine Months Ended
(in millions)	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss) attributable to our common shareholder	$(12)	$(46)	170	$66
Noncontrolling interests	(1)	(11)	(26)	(31)
Income tax benefit/(provision)	10	(33)	(42)	(104)
Interest, net	(71)	(42)	(217)	(115)
Depreciation and amortization	(79)	(100)	(249)	(307)

EBITDA	129	140	704	623

Unrealized gain (loss) on derivatives	(63)	9	(38)	(37)
Realized gain (loss) on derivative instruments not included in segment income	(3)	4	(1)	4
Proportional consolidation	(9)	(11)	(34)	(33)
Loss on early extinguishment of debt	—	(74)	—	(74)
Restructuring charges, net	(1)	(20)	(31)	(35)
Gain (loss) on sale of assets	1	(2)	(1)	11
Other income, net	(9)	(4)	(11)	(9)

Adjusted EBITDA	$213	$238	$820	$791

The following table shows the “Free cash flow” for the nine months ended December 31, 2011 and 2010, the change between periods, as well as the ending balances of cash and cash equivalents (in millions).

	Nine Months Ended December 31,
	2011	2010	Change

Net cash provided by operating activities	$205	$218	$(13)
Net cash provided by (used in) investing activities	(195)	(14)	(181)
Less: Proceeds from sales of assets	(11)	(28)	17

Free cash flow	$(1)	$176	$(177)

Ending cash and cash equivalents	$436	$297	$139